Exhibit 10.1
Personal & Confidential
Delivered via email
August 26, 2025

Patraic Reagan

Dear Patraic:
As discussed, we are pleased to offer you employment with Crocs, Inc. (the "Company"), effective September 22, 2025 (the "Start Date"), on the following terms (the "Agreement"):

1.Title - Your position will be EVP, Chief Financial Officer, reporting to Chief Executive Officer Andrew Rees and based at our Westwood, Massachusetts office. Your position, location, duties and reporting relationships are subject to change in accordance with operational needs.
Under the Company’s role-based workplace framework, which is used to determine the location/flexibility of each role, your workplace personal classification will be Collaborator. The workplace location, time-in-office expectations and other information about this persona are available from the Human Resources Department.
2.Salary - Your initial base salary will be an annualized rate of $750,000.00, paid in bi-weekly increments, less applicable withholdings and deductions. Your salary is intended to pay for all hours worked during each pay period, regardless of your scheduled or tracked hours. You will be eligible for a salary review in 2026 at the same cycle as all other executive officers.
3.Short-term Incentive Plan - You will be eligible to participate in the Company’s Short-Term Incentive Plan (STIP) for the 2025 STIP plan year and beyond. The target discretionary bonus for your new position will be 100% of your eligible earnings for the plan year, which is currently derived from the achievement of certain goals including brand and individual performance as set forth in the applicable scorecard. Your 2025 STIP will be no less than 100% of your eligible earnings from the Start Date to December 31, 2025. The STIP is subject to amendment or change at any time with or without notice.
4.Long-term Incentive Plan - You will be eligible to participate in the Company’s Long-Term Incentive Plan (LTIP) for the 2026 LTIP Plan year and beyond. In this plan, your target long-term incentive will be 267% of your base salary (which will be just over $2,000,000.00 in 2026 based on your starting salary) and will be discretionary based on Company and individual performance as set forth in the applicable scorecard. The LTIP is subject to amendment or change at any time with or without notice.
5.Sign-On Bonus – You will receive a sign-on bonus in the amount of $800,000.00, less applicable withholdings and deductions, payable in your first full paycheck after the Start

Date. As a condition of payment, you agree to remain employed for a minimum of twelve (12) months with the Company. Should you voluntarily end your employment with the Company or are terminated for Cause (as defined below) prior to that time, you agree to reimburse the Company the full amount of the sign-on bonus.
6.Sign On Restricted Stock Units Grant (RSUs) - Subject to the approval of the Compensation Committee of the Company’s Board of Directors, on the Start Date, the Company will grant you $3,500,000.00 in RSUs of the Company’s stock under the 2020 Crocs, Inc. Equity Incentive Plan. The RSU award will vest in five parts, (21.43%) on the date six months after the Start Date, (21.43%) on the date twelve months after the Start Date, (21.43%) on the date eighteen months after the Start Date, (21.43%) on the date twenty-four months after the Start Date, and (14.28%) on the date thirty-six months after the Start Date; provided that you must be employed by Company continuously to each such vesting date in order to vest in the portion of RSU award on such date. The RSU award is subject to you executing the applicable award agreements and to the terms and conditions thereof.
7.Benefits – You will be eligible to participate in the Company’s comprehensive benefits programs for employees at your level, including health insurance, retirement savings, and employee discount programs, among others. Additional information about these programs will be provided separately.
8.Severance – Should your employment be terminated by the Company without Cause (as defined below) or should you resign your employment for Good Reason (as defined below), you will be entitled to receive a severance payment equivalent to twelve (12) months of your then-current base salary, in a lump sum, less applicable taxes and withholdings, payable within 60 days pf such termination or resignation. In addition, you will be eligible to receive twelve (12) months of COBRA coverage at Company expense, and you will be offered executive outplacement at the EVP Level. All of the separation benefits described in this section are conditioned upon you signing (and not thereafter revoking your agreement to) a Separation Agreement and General Release provided by the Company within the review timeframe specified therein.

For purposes of this Agreement, "Cause" means the occurrence of any of the following: (1) a conviction of or pleading guilty to (a) a felony, or (b) a misdemeanor that is reasonably likely to cause material harm to the business, financial condition, or operating results of the Company; (2) theft, embezzlement or fraud; (3) any material failure to comply with known Company policy, including, without limitation, those regarding conflicts of interest, bribery and corruption, or disclosure of confidential information; (4) substance abuse or use of illegal drugs that materially impairs the performance of your job duties or that is likely to cause material harm to the business, financial condition, or operating results of the Company; and (5) the continued failure to substantially perform your job duties (other than any such failure resulting from incapacity due to physical or mental illness).

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without your consent: (1) material diminution in your responsibilities, authorities or duties; (2) reduction in your base salary (unless such reduction is part of an across the broad uniformly applied reduction affecting all senior executives and does not exceed the average percentage reduction for all such senior executives and such reduction does not exceed 10% in any one year); (3) a reduction in your incentive or equity compensation opportunity such that it is materially less favorable to you than those provided generally to all other senior executives; (4) any change in your reporting relationship such that you would not report directly to the CEO; (5) any requirement that you relocate your primary residence more than 50 miles from our Westwood MA office, or (6) a material breach of this Agreement by the Company. Provided, however, that “Good Reason” will not exist unless you have first provided written notice to the Company of the occurrence of one or more of the conditions under the clauses (1) through (6) above within 180 days of the condition’s occurrence, and such conditions(s) is (are) not fully remedied within 30 days after the Company’s receipt of written notice from you.

You are not eligible to receive any of the separation benefits described in this section if: (a) your employment ends for any other reason besides involuntary termination without Cause or your resignation with Good Reason, including, but not limited to, voluntarily resignation without Good Reason, termination for Cause and termination by mutual agreement; or (b) you become entitled to receive benefits under the CIC Plan, discussed below.
9.Change-in-Control Plan - So long as Crocs, Inc. maintains a Change-in-Control Plan (the "CIC Plan"), you will be eligible to participate in the CIC Plan with a Severance Payment Percentage of 200%, subject to the terms and conditions of the CIC Plan.
10.At-Will Employment - Your employment with the Company is at-will, meaning both you and the Company retain the right to end the employment relationship at any time, with or without cause and with or without notice. You further acknowledge that this Agreement does not guarantee employment for any specific duration, nor does it guarantee any fixed terms and/or conditions of employment.
11.Employee Obligations - Your Confidentiality, Non-Solicitation, Non-Competition and Assignment of Inventions Agreement (“Restrictive Covenants Agreement”) is being provided to you in a separate document and at the same time as this Agreement. It is a condition of employment that you execute the Restrictive Covenants Agreement prior to the Start Date.
12.Entire Agreement - This Agreement, along with the Restrictive Covenants Agreement, contains the entire understanding between the parties relating to your employment and supersedes all prior statements, representations or agreements, whether written or oral, made to you by any representative of the Company relating to your employment. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.
13.Governing Law and Venue - The validity, enforceability, construction and interpretation of this Agreement are governed by the laws of the Commonwealth of Massachusetts. The parties also agree that in the event a dispute arises regarding this Agreement, the parties will submit to the jurisdiction of the federal and state courts of the Commonwealth of Massachusetts. You expressly waive any objection as to jurisdiction or venue in the state and federal courts located in Norfolk County, Massachusetts.

14.Miscellaneous - Any subsequent change or changes in the terms and/or condition of your employment with the Company, including changes in your title, duties, salary or compensation, will not affect the validity or scope of this Agreement. Each provision contained in this Agreement constitutes a separate and distinct provision severable from all other provisions. If any provision (or any part thereof) is unenforceable under or prohibited by any present or future law, then such provision (or part thereof) will be amended, and is hereby amended, so as to be in compliance with such law while preserving, to the maximum extent possible, the intent of the original provision. Any provision (or part thereof) that cannot be so amended will be severed from this Agreement and all the remaining provisions of this Agreement will remain unimpaired. This Agreement is conditioned upon successful completion of any background check deemed appropriate by the Company, including but not limited to criminal history checks and confirmation of information provided by the Employee in the course of applying for the position. This Agreement is for your benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon your heirs, executors, administrators and other legal representatives. The Company may freely assign this Agreement without your consent. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
15.Reimbursement for Legal Fees – The Company will reimburse you your attorney fees in connection with your review and negotiation of your hire at Crocs. Any requests for reimbursement must be presented within three (3) months following the Start Date.
16.Validity Period - This offer of employment will be valid for a period of seven (7) days from the date of this letter and will lapse automatically if not accepted within said period by signing where indicated below, unless such deadline is extended by Crocs.
We are delighted to confirm the terms of this offer and excited to have you join the Company! If you have any questions, please feel free to contact me.
Sincerely,
Shannon Sisler

Shannon Sisler
EVP, Chief People Officer
Crocs, Inc.

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Please confirm your acceptance of this conditional offer and all of the terms above by providing your electronic signature where indicated below. You also agree that your electronic signature below has been adopted by you and is the legally binding equivalent of your handwritten signature.

Signed and Accepted by: /s/ Patraic Reagan
PATRAIC REAGAN

Date: 8/26/25